UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934

                        ENDURANCE SPECIALTY HOLDINGS LTD.
                        ---------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   G30397 10 6
                                   -----------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G30397 10 6                                       13G                                             PAGE 2 OF 21

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Advisors (Alternative) V Limited, LDC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  546,880

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  546,880

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        546,880

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO

------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G30397 10 6                                       13G                                             PAGE 3 OF 21

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL Advisors (Alternative) V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  546,880

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  546,880

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        546,880


------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN

------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G30397 10 6                                       13G                                             PAGE 4 OF 21

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  421,665

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  421,665

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        421,665


------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN

------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G30397 10 6                                       13G                                             PAGE 5 OF 21

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Parallel Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  109,405

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  109,405

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        109,405


------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN

------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G30397 10 6                                       13G                                             PAGE 6 OF 21

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Cayman Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  5,810

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  5,810

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,810


------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN

------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G30397 10 6                                       13G                                             PAGE 7 OF 21

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investment Holdings, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  8,650

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  8,650

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,650


------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO

------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G30397 10 6                                       13G                                             PAGE 8 OF 21

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company I LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  2,825

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  2,825

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,825


------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO

------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G30397 10 6                                       13G                                             PAGE 9 OF 21

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company II LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  2,530

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  2,530

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,530


------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO

------- -----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a). NAME OF ISSUER:

            Endurance Specialty Holdings Ltd.

ITEM 1 (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Wellesley House, 90 Pitts Bay Road, Hamilton, Pembroke HM08,
            Bermuda

ITEM 2 (a). NAME OF PERSON FILING:

            Thomas H. Lee Advisors (Alternative) V Limited, LDC
            THL Advisors (Alternative) V, L.P.
            Thomas H. Lee (Alternative) Fund V, L.P.
            Thomas H. Lee (Alternative) Parallel Fund V, L.P. Thomas H. Lee (Alternative) Cayman Fund V, L.P.
            Putnam Investment Holdings, LLC
            Putnam Investments Employees' Securities Company I LLC Putnam Investments Employees' Securities Company II LLC

ITEM 2 (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For the THL Funds and Advisors:
            c/o Thomas H. Lee Partners, L.P.
            100 Federal Street, 35th Floor
            Boston, MA 02110

            For the Putnam Entities:
            c/o Putnam Investments, LLC.
            One Post Office Square
            Boston, MA 02109

ITEM 2 (c). CITIZENSHIP:

            Thomas H. Lee Advisors (Alternative) V Limited, LDC - Cayman Islands THL Advisors (Alternative) V, L.P. - Cayman Islands
            Thomas H. Lee (Alternative) Fund V, L.P. - Cayman Islands
            Thomas H. Lee (Alternative) Parallel Fund V, L.P. - Cayman Islands Thomas H. Lee (Alternative) Cayman Fund V, L.P. - Cayman Islands Putnam Investment Holdings, LLC - Delaware
            Putnam Investments Employees' Securities Company I LLC - Delaware Putnam Investments Employees' Securities Company II LLC - Delaware

ITEM 2 (d). TITLE OF CLASS OF SECURITIES:

            Common Stock, $1.00 par value per share

ITEM 2 (e). CUSIP NUMBER:

            G30397 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:   -- NOT APPLICABLE -

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

           (a) Amount Beneficially Owned:

           As of December 31, 2005, the Reporting Persons listed above had sold all shares of the Issuer's common stock held by such Reporting Persons.

           Thomas H. Lee (Alternative) Fund V, L.P., a Cayman Islands exempted limited partnership, ("Alternative Fund") is the record holder of 421,665 immediately exercisable warrants to purchase shares of the Issuer's common stock. Thomas H. Lee (Alternative) Parallel Fund V, L.P., a Cayman Islands exempted limited partnership, ("Parallel Fund") is the record holder of 109,405 immediately exercisable warrants to purchase shares of the Issuer's common stock. Thomas H. Lee (Alternative) Cayman Fund V, L.P., a Cayman Islands exempted limited partnership, ("Cayman Fund" and together with Alternative Fund and Parallel Fund, the "THL Funds") is the record holder of 5,810 immediately exercisable warrants to purchase shares of the Issuer's common stock.

           As the sole general partner of each of the THL Funds, and the record holder of 10,000 immediately exercisable options to purchase shares of the Issuer's common stock, THL Advisors (Alternative) V, L.P., a Cayman Islands exempted limited partnership, ("Advisors") may be deemed to be the beneficial owner of 546,880 immediately exercisable warrants.

           As the sole general partner of Advisors, Thomas H. Lee Advisors (Alternative) V Limited, LDC, a Cayman Islands limited duration company (the "LDC") may be deemed to be the beneficial owner of 546,880 immediately exercisable warrants. Advisors and LDC disclaim beneficial ownership of such securities, except to the extent of their individual pecuniary interest therein.

           Putnam Investments Employees' Securities Company I LLC, a Delaware limited liability company, ("Putnam I") is the record holder of 2,825 immediately exercisable warrants to purchase shares of the Issuer's common stock. Putnam Investments Employees' Securities Company II LLC, a Delaware limited liability company, ("Putnam II") is the record holder of 2,530 immediately exercisable warrants to purchase shares of the Issuer's common stock.

           As the managing member of each of Putnam I and Putnam II, and the record holder of 3,295 immediately exercisable warrants to purchase shares of the Issuer's common stock, Putnam Investment Holdings, LLC, a Delaware limited liability company, ("Holdings" and together with Putnam I and Putnam II, the "Putnam Entities") may be deemed to be the beneficial owner of 8,650 immediately exercisable warrants.

           The Issuer's By-Laws provide for an adjustment of voting power such that the voting power of all shares be adjusted to the extent necessary such that no Reporting Person's controlled shares constitute nine and one-half percent (9.5%) or more of the voting power of all shares of the Issuer.

     (b)  Percent of Class: See Item 11 of each cover page.

     (c)  Number of Shares as to which Such Person has:

          (i)  Sole power to vote or to direct the vote:
               See Item 5 of each cover page

          (ii) Shared power to vote or to direct the vote:
               See Item 6 of each cover page

          (iii) Sole power to dispose or to direct the disposition of:
                See Item 7 of each cover page

          (iv) Shared power to dispose or to direct the disposition of:
               See Item 8 of each cover page

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          - Not Applicable -

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(1)(ii)(J).

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

          - Not Applicable -

ITEM 10. CERTIFICATION

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                     THOMAS H. LEE ADVISORS
                                               (ALTERNATIVE) V LIMITED, LDC


                                               By: /s/ Charles P. Holden
                                                   -----------------------------
                                                   Name:  Charles P. Holden
                                                   Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                 THL ADVISORS (ALTERNATIVE) V, L.P.

                                           By: Thomas H. Lee Advisors
                                               (Alternative) V Limited, LDC,
                                               its General Partner


                                           By: /s/ Charles P. Holden
                                               ---------------------------------
                                               Name:  Charles P. Holden
                                               Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                      THOMAS H. LEE (ALTERNATIVE)
                                      FUND V, L.P.,

                                      By: THL Advisors (Alternative) V, L.P.,
                                          its General Partner

                                      By: Thomas H. Lee Advisors
                                          (Alternative) V Limited, LDC,
                                          its General Partner


                                      By: /s/ Charles P. Holden
                                          --------------------------------------
                                          Name:  Charles P. Holden
                                          Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                       THOMAS H. LEE (ALTERNATIVE)
                                       PARALLEL FUND V, L.P.,

                                       By: THL Advisors (Alternative) V, L.P.,
                                           its General Partner

                                       By: Thomas H. Lee Advisors
                                           (Alternative) V Limited, LDC,
                                           its General Partner


                                       By: /s/ Charles P. Holden
                                           -------------------------------------
                                           Name:  Charles P. Holden
                                           Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                    THOMAS H. LEE (ALTERNATIVE)
                                    CAYMAN FUND V, L.P.,

                                    By: THL Advisors (Alternative) V, L.P.,
                                        its General Partner

                                    By: Thomas H. Lee Advisors
                                        (Alternative) V Limited, LDC,
                                        its General Partner


                                    By: /s/ Charles P. Holden
                                        ----------------------------------------
                                        Name:  Charles P. Holden
                                        Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                             PUTNAM INVESTMENT HOLDINGS, LLC

                                             By: Putnam Investments, LLC,
                                                 its Managing Member


                                             By: /s/ Robert T. Burns
                                                 -------------------------------
                                                 Name:  Robert T. Burns
                                                 Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                         PUTNAM INVESTMENTS EMPLOYEES'
                                         SECURITIES COMPANY I LLC,

                                         By: Putnam Investment Holdings, LLC,
                                             its Managing Member

                                         By: Putnam Investments, LLC,
                                             its Managing Member


                                         By: /s/ Robert T. Burns
                                             -----------------------------------
                                             Name:  Robert T. Burns
                                             Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                         PUTNAM INVESTMENTS EMPLOYEES'
                                         SECURITIES COMPANY II LLC,

                                         By: Putnam Investment Holdings, LLC,
                                             its Managing Member

                                         By: Putnam Investments, LLC,
                                             its Managing Member


                                         By: /s/ Robert T. Burns
                                             -----------------------------------
                                             Name:  Robert T. Burns
                                             Title: Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)